                                                     Free Writing Prospectus
                                                     Filed Pursuant to Rule 433
                                                     Registration No. 333-120522

** BSCMS 2006-PWR12 ** $2.1Bln Fixed Rate CMBS** Pricing Details

Co-Lead Bookrunning Managers: Bear Stearns, Morgan Stanley Rating Agencies:
Moody's, S&P

Structure:

 CL  SIZE($MM)  Moody's/S&P    C/E       A/L   Spread  Coupon    Price    Yield
CUSIP
 A1    68.1       Aaa/AAA    30.000%    2.99    S+5    5.546  100.24943   5.4583
07387JAA4
 A2    49.0       Aaa/AAA    30.000%    4.83    S+15   5.688  100.54596   5.5855
07387JAB2
 A3   150.5       Aaa/AAA    30.000%    6.60    S+26   5.704  100.54744   5.7286
07387JAC0
 AAB  119.8       Aaa/AAA    30.000%    7.32    S+24   5.686  100.54474   5.7211
07387JAD8
 A4   873.3       Aaa/AAA    30.000%    9.75    S+25   5.711  100.54936   5.7703
07387JAE6
 A1A  194.7       Aaa/AAA    30.000%    *** NOT OFFERED ***
 AM   207.9       Aaa/AAA    20.000%    9.89    S+29   5.750  100.54143   5.8127
07387JAG1
 AJ   161.1       Aaa/AAA    12.250%    9.94    S+31   5.750  100.39523   5.8335
07387JAH9
*B     44.2       Aa2/AA     10.125%    9.97    S+33   5.750  100.24793   5.8541
07387JBN5
*C     18.2       Aa3/AA-     9.250%    9.97    S+35   5.750  100.09999   5.8741
07387JAL0
*D     33.8        A2/A       7.625%    9.97    S+41   5.750   99.65783   5.9341
07387JAN6
*E     20.8        A3/A-      6.625%    9.97    S+49   5.750   99.07207   6.0141
07387JAQ9
*F     26.0      Baa1/BBB+    5.375%    9.97    S+68   5.750   97.69812   6.2041
07387JAS5
*G     20.8      Baa2/BBB     4.375%    9.97    S+75   5.750   97.19796   6.2741
07387JAU0
*H     26.0      Baa3/BBB-    3.125%    9.97    S+105  5.750   95.09054   6.5741
07387JAW6
*X 2,079.0**      Aaa/AAA

*  Subject to rule 144A
** Notional Amount

Details:

- The Coupon for Classes A3 through H are Initial Only
- Settlement Date: June 21, 2006
- First Payment Date: July 11, 2006
- Rated Final Distribution Date: September, 2038

STATEMENT REGARDING FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by

visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

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(1) these materials not constituting an offer (or a solicitation of an offer),

(2) no representation that these materials are accurate or complete and may not be updated, or

(3) these materials possibly being confidential,

are not applicable to these materials and should be disregarded. Such legends,
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--------------------------------------------------------------------------------
For informational purposes only; not Bear Stearns (BSC) research product; not a
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underwritten, have positions, effect trades or make markets in the securities.
Data is as of this date; no obligation to update. Data from sources believed reliable; accuracy not guaranteed and subject to change without notice.
Securities may not be suitable for all; contact your BSC rep for further info.
Trade recaps for your information at your request; not a confirmation.
Discrepancies governed by the confirmation. BSC not responsible for your use of this information. BSC a member of the NYSE. NASD and SIPC. Copyright Bear,
Stearns & Co. Inc.
********************************************************************************
Bear Stearns is not responsible for any recommendation, solicitation, offer or agreement or any information about any transaction, customer account or account activity contained in this communication.
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